As filed with the Securities and Exchange Commission on December 6, 2000
                                                      Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
            __________________________________________________
                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                      _______________________________
                      RIGHTCHOICE MANAGED CARE, INC.
          (Exact Name of Registrant as Specified in Its Charter)

       Delaware                              43-0303080
   (State of Other                        (I.R.S. Employer
     Jurisdiction                       Identification No.)
 of Incorporation or
     Organization)

     1831 Chestnut Street, St. Louis,           63103
                 Missouri
     (Address of Principal Executive         (Zip Code)
                 Offices)

                      RightCHOICE Managed Care, Inc.
                   Executive Deferred Compensation Plan
                         (Full Title of the Plan)

                           Angela F. Braly, Esq.
          Executive Vice President, General Counsel and Corporate
                                 Secretary
                      RightCHOICE Managed Care, Inc.
                           1831 Chestnut Street
                        St. Louis, Missouri  63105
                              (314) 923-4444
       (Name, Address and Telephone Number, Including Area Code, of
                            Agent for Service)

                      CALCULATION OF REGISTRATION FEE

 Title of Securities    Amount      Proposed      Proposed     Amount of
 To be Registered(1)     to be      Maximum       Maximum    Registration
                       Registered   Offering      Aggregate      Fee (3)
                          (2)       Price Per     Offering
                                    Unit(3)       Price (3)

Deferred Compensation
Obligations            4,000,000     100%       $4,000,000       $1,056

     (1) The deferred compensation obligations being registered are general unfunded and unsecured obligations of RightCHOICE Managed Care, Inc. to pay deferred compensation in the future to participating members of the RightCHOICE Managed Care, Inc. Executive Deferred Compensation Plan (the "Plan").
     (2) The deferred compensation obligations being registered represent the maximum amount of compensation deferrals which were and it is anticipated may be made by participants in the Plan during the approximate twenty-four month period following the initial offering date under this Registration Statement.
     (3) The amount set forth herein is estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h)(1).

  ARTICLE 1 PART I - INFORMATION REQUIRED IN THE SECTION 10(a)
                           PROSPECTUS

     The documents containing the information required in Part I of the registration statement will be provided to each plan participant as required by Rule 428(b)(1). Such documents are not being filed with the Commission in accordance with the instructions to Form S-8 but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

  ARTICLE 2 PART II - INFORMATION REQUIRED IN THE REGISTRATION
                            STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, as filed with the Commission, are incorporated by reference herein:

     (1)  The Registrant's final prospectus/proxy statement dated
October 4, 2000 filed with the Commission on October 6, 2000; and

     (2) The description of the Registrant's common stock contained in its Registration Statement on Form 8-A filed with the Commission on May 24, 2000.

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     The deferred compensation obligations (the "Deferred Compensation Obligations") of the Registrant being registered herein are issuable under the terms of the RightCHOICE Managed Care, Inc. Executive Deferred Compensation Plan (the "Plan"). The Deferred Compensation Obligations represent obligations of the Registrant to pay to Plan participants certain compensation amounts that the participants have elected to defer and may also represent amounts that have been credited to a participant's account under the Plan.

     Under the Plan, employees who are Vice Presidents or above or persons who hold equivalent positions and such other persons as the committee which administers the Plan (the "Committee") may permit (in each case, a "Participant") may defer a portion of their annual salary and incentive award paid by the Registrant ("Compensation") into the Plan, subject to minimum and maximum deferred amounts established by the Committee for each plan year. In addition, the Plan provides that a Participant whose annual deferrals into the Registrant's 401(k) Savings Program (the "401(k) Plan") are limited by the deferral limits imposed by law may defer a portion of his or her Compensation in excess of that permitted to be deferred pursuant to the 401(k) Plan into the Plan. When a Participant makes a deferral election, the Participant will direct such deferrals to either a Retirement Unit (as defined in the Plan) or an Early Payment Unit (as defined in the Plan).

     In addition, each year, the Registrant will make a matching contribution equal to 60% of the amount which a Participant defers under the Plan for the plan year, up to a maximum contribution of 3% of the sum of the Participant's salary and incentive award less the Registrant's matching contribution made for the Participant under the 401(k) Plan (the "Restoration Match"). The Registrant will also make an additional contribution to restore any Registrant matching or discretionary contributions which a Participant loses under the 401(k) Plan on account of the Participant's deferrals under the Plan which is not restored by the Restoration Match (the "Deferral-Barred Match"). Finally, the Registrant will make contributions to restore any discretionary contributions which cannot be allocated to a Participant's account under the 401(k) Plan because of certain limitations imposed by law which is not restored by the Restoration Match or the Deferral-Barred Match. All Registrant contributions are paid to the Participant's Company Contribution Unit (as defined in the Plan).

     All amounts attributable to a Participant are credited to an account maintained on behalf of such Participant (a "Deferral Account"). The Committee maintains a separate Deferral Account for each Retirement Unit, Early Payment Unit, Company Contribution Unit and Rollover Unit (as defined in the Plan).

     A Participant is eligible for a retirement benefit from a Retirement Unit when his or her employment with the Registrant terminates at any time after (i) attaining age 65, (ii) attaining age 55 and completing 5 years of service with the Registrant or
(iii) attaining age 50 and completing 10 years of participation in the Plan. The retirement benefit for a Retirement Unit will be based on the total value of the Deferral Account for the Retirement Unit. A Participant who enrolls in an Early Payment Unit under the Plan must specify a year in which he or she elects to receive a lump sum payment of the value of the Deferral Account for the Early Payment Unit. The retirement benefit for a Company Contribution Unit will be paid out following termination of employment in the same manner as a Retirement Unit according to the manner which the Participant elects when he or she initially enrolls in the Plan.

     If a Participant terminates employment before he or she is eligible for Retirement (as defined in the Plan) under the Plan, he or she will receive a lump sum payment of the value of his or her vested Deferral Accounts for any Retirement Unit, Early Payment Units and Company Contribution Unit upon his or her termination of employment. If a Participant terminates employment after he or she is eligible for Retirement under the Plan, he or she will receive relevant benefits in the manner elected for any Retirement Unit and Company Contribution Unit and will receive a lump sum payment for any Early Payment Units on the date originally elected.

     If  a  Participant suffers a Disability (as defined  in  the
Plan), the Participant will be deemed to be eligible for Retirement under the Plan. The Participant will receive retirement benefits in the manner elected for any Retirement Unit and Company Contribution Unit and will receive a lump sum payment for any Early Payment Units on the dates original elected.

     The Registrant may amend the Plan in whole or in part but no amendment may decrease the benefits accrued by any Participant prior to the date of such amendment.

     The Deferred Compensation Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future from the general assets of the Registrant and rank equally with other unsecured and unsubordinated indebtedness of the Registrant.

     The forgoing discussion is qualified in its entirety by reference to the Plan.

Item 5.  Interests of Named Experts and Counsel.

     Certain legal matters in connection with the deferred compensation obligations to be registered hereby have been passed upon for the Registrant by Lewis, Rice & Fingersh, L.C.,
St. Louis, Missouri 63102.

Item 6.  Indemnification of Directors And Officers.

     The certificate of incorporation and bylaws of the Registrant provide for directors and officers of the company who are or were parties to any threatened, pending or completed civil, criminal, administrative or investigative action to be indemnified against expenses, judgements, fines and amounts paid in settlement to the fullest extent permitted by Delaware law. Pursuant to Delaware law, a director or officer will be indemnified against liability, provided he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the company. Furthermore, a director or officer will be indemnified against criminal action expenses and fines, provided he or she had no reasonable cause to believe his or her conduct was unlawful. However, a director or officer who is involved in litigation initiated by or in the right of the company who is adjudged to be liable to the company will not be entitled to indemnification, unless (i) he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the company, or in a criminal action he or she had no reasonable cause to believe his or her conduct was unlawful, and (ii) the court in which the finding of liability was rendered determines that despite the adjudication of liability, the director of officer is fairly and reasonably entitled to indemnification.

     To the extent that a director or officer is successful on the merits in defense of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the company, or serves or served any other enterprise or organization at the request of the Registrant, he or she will be indemnified against expenses (including attorneys'
fees) actually and reasonably incurred in connection with such action. Additionally, the company may advance funds to a director or officer prior to a final disposition of the matter, provided the director or officer agrees to repay any such advancements if it is determined that the director or officer is not entitled to indemnification by the company.

     The Registrant's bylaws also authorize it to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the company cannot indemnify its directors and officers. The Registrant currently has in effect a directors' and officers' liability insurance policy. The bylaws also provide for the company to indemnify persons other than its officers and directors to the fullest extent permitted by Delaware law, however, any such indemnification is at the company's absolute discretion.

     In addition to the provision for indemnification discussed above, the Registrant's certificate of incorporation contains a provision that eliminates the personal liability of a director of the Registrant and its stockholders for monetary damages resulting from a breach of his or her fiduciary duty. However, a director is not relieved from liability for (i) any breach of the duty of loyalty to the company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Registrant's common stock under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     Under the terms of an Indemnification Agreement between the Registrant and The Missouri Foundation For Health, The Missouri
Foundation For Health will indemnify all directors and officers of the Registrant from any income tax liabilities which may arise in or for any claims arising out of the reorganization of RightCHOICE Managed Care Inc., a Missouri corporation, or the events that gave rise to the litigation between Blue Cross and Blue Shield of Missouri and the State of Missouri.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The   following   exhibits   are   submitted   herewith   or
incorporated by reference herein.

Exhibit      Exhibit
Number

4(a)         Certificate   of   Incorporation   of   RightCHOICE
             Managed  Care, Inc. (incorporated by  reference  to
             Exhibit    3(a)    of   Registrant's   Registration
             Statement on Form S-4 (File No. 333-34750)).

4(b)         Bylaws    of   RightCHOICE   Managed   Care    Inc.
             (incorporated by reference to Exhibit 3(b) of Registrant's Registration Statement on Form S-4
             (File No. 333-34750)).

4(c)         RightCHOICE  Managed Care, Inc. Executive  Deferred
             Compensation Plan.

5            Opinion of Lewis, Rice & Fingersh, L.C.

23(a) Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5).

23(b)        Consent of PricewaterhouseCoopers LLP.

24           Powers of Attorney.


Item 9.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)    To  include  any  prospectus  required   by
          Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided,   however,  that  paragraphs  (a)(1)(i)   and
     (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     The   Registrant.   Pursuant  to  the  requirements  of  the
Securities  Act  of 1933, the Registrant certifies  that  it  has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on December 4, 2000.

          RightCHOICE Managed Care, Inc.
          (Registrant)

     By:  /s/ John O'Rourke
          John A. O'Rourke
          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of  1933, this  Registration Statement has been signed on December 4,  2000 by the following persons in the capacities indicated.

Name                          Title


/s/ John O'Rourke             President , Chief Executive
John A. O'Rourke              Officer, and Director
                              (principal executive officer)

/s/ Sandra A. Van Trease      Senior Executive Vice President
Sandra A. Van Trease          and Chief Financial Officer and Chief Operating
                              Officer (principal financial and
                              accounting officer)

            *                 Director
William H.T. Bush

            *                 Director
Earle H. Harbison, Jr.

            *                 Director
Roger B. Porter, Ph.D.

            *                 Director
William J. Schicker

            *                 Director
Gloria W. White


*  By:  /s/ Angela F. Braly
        Attorney in Fact

                        INDEX TO EXHIBITS

Reg. S-K                           Exhibit
Item 601
Exhibit No.

4(a)         Certificate   of   Incorporation   of   RightCHOICE
             Managed  Care, Inc. (incorporated by  reference  to
             Exhibit    3(a)    of   Registrant's   Registration
             Statement on Form S-4 (File No. 333-34750)).

4(b)         Bylaws    of   RightCHOICE   Managed   Care    Inc.
             (incorporated by reference to Exhibit 3(b) of Registrant's Registration Statement on Form S-4
             (File No. 333-34750)).

4(c)         RightCHOICE  Managed Care, Inc. Executive  Deferred
             Compensation Plan.

5            Opinion of Lewis, Rice & Fingersh, L.C.

23(a) Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5).

23(b)        Consent of PricewaterhouseCoopers LLP.

24           Powers of Attorney.